EXHIBIT 23.7

(H.J. GRUY AND ASSOCIATES, INC. LETTERHEAD)

CONSENT OF H.J. GRUY AND ASSOCIATES, INC.

We hereby consent to the use of the name H.J. Gruy and Associates, Inc. and of references to H.J. Gruy and Associates, Inc. and to inclusion of and reference to our report, or information contained therein, dated February 16, 2004, prepared for Range Resources Corporation in the Registration Statement on Form S-3 of Range Resources Corporation for the filing dated on or about August 20, 2004, and the related Prospectus (collectively, the “Registration Statement”) and the Range Resources Corporation Annual Report on Form l0-K/A for the year ended December 31, 2003, and in the “Experts” section of the Registration Statement. We are unable to verify the accuracy of the reserves and discounted present worth values contained therein because our estimates of reserves and discounted present worth have been combined with estimates of reserves and present worth prepared by other petroleum consultants.

H.J. GRUY AND ASSOCIATES, INC.
By:	/s/ Sylvia Castilleja
Sylvia Castilleja, P.E.
Senior Vice President

August 19, 2004
Houston, Texas